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                                                                   EXHIBIT 10.35


                                                                  EXECUTION COPY


                         SUBORDINATED OPTION AGREEMENT



         This SUBORDINATED OPTION AGREEMENT (the "Agreement") dated as of March 27 , 1995 is entered into by and between CTRC Research Foundation, a Texas not-for-profit corporation ("CTRC"), and ILEX Oncology, Inc., a Delaware corporation formerly known as Biovensa, Inc. ("ILEX").

                                R E C I T A L S:

         WHEREAS, CTRC and certain affiliates thereof recently established ILEX as a subsidiary to engage in the manufacture and commercial development of therapeutic agents and pharmaceutical products for the treatment of human cancer;

         WHEREAS, CTRC has entered into (i) a Research Collaboration Agreement with Sanofi Winthrop Inc., formerly known as Sterling Winthrop Inc., ("Sanofi"), dated as of October 1, 1992, as amended (the "Research Collaboration Agreement"), and (ii) an Option Agreement with Sanofi dated as of October 1, 1992, as amended (the "Option Agreement," together with the Research Collaboration Agreement, the "Sanofi Agreements");

         WHEREAS, the Sanofi Agreements provide Sanofi with various rights to fund certain research programs and options to license certain Commercial Rights (as that term is defined in the Sanofi Agreements) of CTRC through December 31, 1996;

         WHEREAS, ILEX is contemplating a private placement of various shares of its preferred stock, which private placement will benefit CTRC as a shareholder of ILEX;

         WHEREAS, in connection with, and to assist ILEX in consummating such a sale of its preferred stock, CTRC has decided to grant ILEX (i) a subordinated option to license any of CTRC's rights to any compound, material, technology or know-how that Sanofi elects not to license pursuant to the Sanofi Agreements, and (ii) an option to fund certain research programs conducted by CTRC, and license any rights arising from such ILEX-funded research programs; and

         NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1.

                                GRANT OF OPTIONS

         1.1.    Option Grants:  CTRC hereby grants the following options to
ILEX:
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                          1.1.1.  Subordinated License Option.  Throughout the
term of this Agreement, ILEX shall have an option (the "Subordinated Option") to acquire on commercially reasonable terms and conditions a world-wide, exclusive, royalty-bearing license to possess, utilize, develop, market, manufacture and sell any "Marketable Rights" (as that term is defined below) which Sanofi elects not to license pursuant to the terms of the Sanofi Agreements. For the purposes of this Agreement, "Marketable Rights" shall mean: CTRC's legal right by patient, contract, agreement, copyright, trademark, or any other means to make, have made, sell or have sold in any country and compound, substance, material, technology, know-how, data, results of experiments, formulae, specifications, procedures, methods, tests, cell lines, cultures, constructs, vectors, development strains, micro-organisms, assay systems, assay protocol and assay supporting material, fermentation and purification material and techniques, for commercial purposes in connection with the treatment and/or mitigation of cancer in humans.

                          1.1.2.  Subordinated Funding Option and Derivative
Option and Derivative Option. Throughout the term of this Agreement, ILEX shall have an option (the "Funding Option") to fund directly or indirectly any research and preclinical development programs being planned or conducted by CTRC that are not encumbered nor being funded by Sanofi pursuant to the Sanofi Agreements (the "Unfunded Research Programs"). If ILEX elects to fund any such research programs according to the provisions of Section 1.3.2 hereof (the "ILEX Research Programs"), then ILEX shall have an option (the "Derivative Option", together with the Subordinated Option and the Funding Option, the "Options") to acquire a world-wide exclusive license to possess, utilize, develop, market, manufacture and sell any Marketable Rights directly or indirectly arising or resulting from such ILEX Research Programs.

         1.2.    Information to be Sent to ILEX.  CTRC agrees that:

                          1.2.1   Subordinated Option.  Throughout the duration
of the Subordinated Option, CTRC shall provide ILEX with Data/Information Packages (as that term is defined in the Sanofi Agreements) no later than 15 days after the earlier to occur of (i) CTRC receiving notice from Sanofi that Sanofi has elected not to exercise its option with respect to a Marketable Right described in a Data/Information Package already delivered to Sanofi, and
(ii) the expiration of Sanofi's rights to exercise its option with respect to any Marketable Right.

                          1.2.2.  Funding and Derivative Options.  Throughout
the term of this Agreement, CTRC shall provide ILEX with periodic written descriptions and scientific reviews concerning all Unfunded Research Programs. Such description and reviews shall provide ILEX with reasonable details concerning the Unfunded Research Programs and CTRC agrees that it will provide ILEX with whatever additional information concerning such Unfunded Research Programs that ILEX reasonably deems is necessary for it to determine whether to exercise the Funding Option.

         1.3.    Exercise of Options.

                          1.3.1.  Subordinated Option.  No later than 60 days
after ILEX receives a Data/Information Package from CTRC pursuant to Section 1.2.1, ILEX shall
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notify CTRC in writing as to whether it wishes to exercise its Subordinated
Option with respect to the Marketable Right described in that Data/Information Package.

                          1.3.2.  Funding and Derivative Options.  No later
than 60 days after ILEX receives a written description or scientific review of an Unfunded Research Project pursuant to Section 1.2.2 hereof, ILEX shall notify CTRC in writing as to whether it wishes to enter into good faith negotiations to reach agreement (the "Funding Agreement") on the level and manner of funding, other funding provisions, reporting requirements, licensing and exercise terms of its Derivative Option (collectively, the "Funding Terms") regarding the Unfunded Research Program described in such materials.

In the event that ILEX notifies CTRC that it requires additional time to determine whether it wishes to exercise any of the Options, CTRC agrees that it shall provide ILEX with such additional time as is reasonable under the circumstances, which in no event shall exceed an additional 60 days.

         1.4. Failure to Exercise Options. If (a) ILEX notifies CTRC of its intent not to exercise any of its Options hereunder, or (b) ILEX fails to notify CTRC that it has elected to exercise any of its Options according to the time requirements set forth in Section 1.3 hereof, then any and all of ILEX's rights pursuant to this Agreement shall expire with respect to everything in that Data/Information Package or Unfunded Research Program.

         1.5.    License Terms and Funding Obligations.

                          1.5.1.  Subordinated Option and Derivative Option
License. If ILEX exercises its Subordinated Option or its Derivative Option in accordance with the terms hereof, CTRC and ILEX shall negotiate in good faith and attempt to enter into a license and development agreement on commercially reasonable terms for the Marketable Right in question. If the parties cannot agree on the terms of such a license and development agreement after a commercially reasonable period of negotiation, which period shall not exceed 120 days unless otherwise agreed by the parties, CTRC shall be entitled to enter into similar negotiations with any third party of its choice.

                          1.5.2.  Funding Obligations Pursuant to ILEX's
Funding Option. If ILEX exercises its Funding Option in accordance with the terms hereof, then ILEX and CTRC agree to negotiate in good faith to determine the Funding Terms necessary to adequately complete the ILEX Research Program in question. If the parties cannot agree on such matters after a commercially reasonable period of negotiations, which period shall not exceed 120 days unless otherwise agreed by the parties, CTRC shall be entitled to enter into similar negotiations with any third party of its choice.
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                                   ARTICLE 2.

                         REPRESENTATIONS AND WARRANTIES

         2.1. Mutual Representations and Warranties. CTRC and ILEX represent and warrant to one another that:

                          2.1.1.  Due Incorporation.  Each is a corporation
duly organized, validly existing and in good standing under the laws of its state of incorporation.

                          2.1.2.  Authority.  Each has the complete and
unrestricted right, power and authority to enter into, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of them.

                          2.1.3.  Valid and Binding Agreement.  This Agreement
constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms, subject as to enforcement to usual equitable principles and except as limited by bankruptcy, moratorium, insolvency or similar laws of general application affecting the enforcement of creditor's rights.

                          2.1.4.  No Violations.  Neither of them are subject
to any restriction or other provision contained in their respective articles or certificates of incorporation or bylaws, or any agreement, instrument, order, judgment, decree or other restriction that would prevent the consummation of the transactions contemplated by this Agreement.

                          2.1.5.  Consents.  No notice to, filing with, or
authorization, consent or approval of any public body or authority or other person or entity is required of either of them in connection with the execution, delivery and performance of this Agreement.

                                   ARTICLE 3.

                                CONFIDENTIALITY

         3.1. Confidential Information. "Confidential Information" shall consist of: all information relating to the business and affairs of ILEX and CTRC, as the case may be, which is identified and marked by ILEX or CTRC as confidential, which may include, but is not limited to, business and financial information; legal documents; customer lists; advice to customers; data and databases; documentation and specifications; inventions; theories; models, algorithms, know-how, software, discoveries, developments, devices, methods, processes, formulations, manufacturing operations, and other technology; and compilations and other materials (whether in written, graphic, audiovisual, optical, electronic or other media); provided that Confidential Information shall not include any information that (i) is in the public domain or otherwise publicly available (other than through the fault of the person entrusted with the Confidential Information), (ii) is rightfully disclosed to the person entrusted with the Confidential
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Information by a third party without continuing restrictions on its use or disclosure, or (iii) the person entrusted with the Confidential Information can demonstrate through documentary evidence was developed independently by such person without the use of Confidential Information. ILEX and CTRC agree that they will comply with the terms of any non-disclosure or confidentiality agreements entered into, or understandings reached by, the other with any supplier, licensor or customer of the other upon the prior written notice to them and their prior review and written approval of the terms of any such non-disclosure or confidentiality agreement.

         3.2. Title to and Agreement Not to Divulge Confidential Information. Each of ILEX and CTRC acknowledge that it has no right, title or interest in the other's Confidential Information. Each of ILEX and CTRC agrees that during the term of this Agreement, and at all times thereafter, it: (a) will hold all Confidential Information of the other in strict confidence and trust for the benefit of the other, (b) will not use the other's Confidential Information for its own benefit or the benefit of any third party, (c) will not copy the other's Confidential Information, and (d) will not divulge or convey to any third party of the other's Confidential Information, except pursuant to the other's prior written direction or consent. Each of ILEX and CTRC agrees that any Confidential Information of the other disclosed to it prior to or during the term of this Agreement shall be subject to this Agreement.

         3.3. Return of Materials. Promptly upon the expiration or termination of this Agreement, ILEX and CTRC shall return to the other all records, documents, papers, computer disks/diskettes, computer printouts or other tangible materials containing the other's Confidential Information, and will certify in writing that all such records have been delivered to ILEX or CTRC, as the case may be.

                                   ARTICLE 4.

                                INDEMNIFICATION

         4.1. By CTRC. CTRC agrees that it shall pay ILEX on written demand the full amount of any sum that ILEX may become obligated to pay pursuant to any law, regulation, contract, judgment or legal or similar other proceeding, and CTRC shall indemnify and save and hold ILEX harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by ILEX (including, without limitation, reasonable attorney's fees and other reasonable costs and expenses incident to any suit, action or proceeding) arising out of or resulting from CTRC's (a) failure to perform or observe any team, provision, covenant, agreement or condition in this Agreement, or (b) failure to obtain or secure valid and enforceable ownership rights in any CTRC Products or Marketable Rights which ILEX elects to license pursuant to this Agreement.

         4.2. By ILEX. ILEX agrees that it shall pay CTRC on written demand the full amount of any sum that CTRC may become obligated to pay pursuant to any law, regulation, contract, judgment or legal or similar other proceeding, and ILEX shall indemnify and save and hold CTRC harmless from and against any claim, cost, expense, damage, liability, loss or deficiency suffered or incurred by CTRC (including, without limitation, reasonable attorney's fees and other reasonable costs and expenses incident
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to any suit, action or proceeding) arising out of or resulting from (a) ILEX's failure to perform or observe any term, provision, covenant, agreement or condition in this Agreement or (b) any technology, products, goods or services that uses the Marketable Rights licensed to ILEX pursuant to this Agreement.

         4.3. Procedure. CTRC and ILEX shall give prompt written notice to one another of any assertion, claim or demand which CTRC or ILEX discover or of which notice is received after the date of this Agreement which might give rise to a claim by CTRC or ILEX against the other under Sections 4.1 or 4.2 hereof, stating the nature, basis and amount thereof. In the case of any claim by a third party, any suit, any claim by any governmental body, or any legal, administrative arbitration or proceeding with respect to which CTRC or ILEX may have liability under the indemnity agreements contained in Sections 4.1 and 4.2 hereof, the party which may have such liability to the other shall be entitled to participate therein, and to the extent desired, to assume the defense thereof, and after notice from CTRC or ILEX, as the case may be, of its election to assume the defense thereof, the assuming party will not be liable to the other for any legal or other expenses subsequently incurred by the other in connection with the defense thereof, other than reasonable costs of investigation, unless the assuming party does not actually assume the defense thereof following notice of such election. CTRC or ILEX, as the case may be, shall make available to the other and its attorneys and accountants, at all reasonable times, all books and records relating to such suit, claim or proceeding, and CTRC and ILEX, as the case may be, will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, claim or proceeding. CTRC and ILEX, as the case may be, will not make any settlement of any claim which might give rise to liability of the other under the indemnity agreements contained in Sections 4.1 or 4.2 hereof without the prior written consent of the other. If CTRC or ILEX, as the case may be, shall desire and be able to effect a compromise or settlement of any such claim and the other shall refuse to consent to such compromise or settlement, then the liability of CTRC or ILEX, as the case may be, to the party which refuses to consent with respect to settlement of such claim shall be limited to the amount so offered in compromise or settlement.

                                   ARTICLE 5.

                              TERM AND TERMINATION

         5.1. Duration. This Agreement shall be effective as of the date set forth above and shall continue in force and effect for sixty (60) months subsequent thereto (the "Initial Term"), unless earlier terminated pursuant to this Article. Six (6) months prior to the end of the Initial Term, the parties shall enter into good faith negotiations for the renewal of this Agreement; provided that at the end of the Initial Term there shall be no obligation on the part of any party hereto to enter into a renewal of this Agreement or any other agreement concerning the subject matter hereof.

         5.2. Survival. Notwithstanding anything contained herein to the contrary, the expiration or termination of this Agreement shall not relieve either party of its obligations pursuant to Article 3 hereof.
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                                   ARTICLE 6.

                                 MISCELLANEOUS

         6.1. Cooperation. CTRC and ILEX agree to take all actions and execute all documents or instruments as either party may reasonably request to consummate the transactions contemplated by this Agreement.

         6.2 Notices. All notices hereunder shall be in writing and shall be deemed given when delivered in person or when telecopied with hard copy to follow, or three (3) business days after being deposited in the United States mail, postage prepaid, via registered or certified mail, or two (2) business days after delivery to a nationally recognized express courier, expenses prepaid, addressed as follows:

                 If to CTRC:

                 CTRC Research Foundation
                 14960 Omicron
                 San Antonio, TX 78245
                 Attention:       Jeanette Hauck
                 Facsimile:       (210) 677-0058

                 If to ILEX:

                 ILEX Oncology, Inc.
                 14785 Omicron
                 San Antonio, TX 78245
                 Attention:       Richard L. Love, President
                 Facsimile:       (210) 677-0058

         and/or such other addresses and/or to such other addresses as may be designated by notice given in accordance with the provisions hereof.

         6.3. Assignment. This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. No party shall assign this Agreement or its rights hereunder without the prior written consent of the other party hereto.

         6.4. Merger. This Agreement contains all of the agreements between the parties with respect to the subject matter hereof and this Agreement supersedes all previous or contemporaneous written, oral or implied understandings between the parties hereto with respect to the subject matter hereof.

         6.5. Amendment: Waiver. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the waiving party. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, unless so provided in the waiver.
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         6.6.    Severability.  If any provision of this Agreement (or the
portions thereof) shall, for any reason, be considered invalid or unenforceable by any court of competent jurisdiction, such provision (or portions thereof) shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions of this Agreement (or portions thereof) shall nevertheless be valid, enforceable and of full force and effect.

         6.7. Section Headings. The article, section or paragraph headings or titles herein are inserted for convenience of reference only and shall not be deemed a part of this Agreement.

         6.8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute a single instrument.

         6.9. Governing Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of Texas applicable to contracts made in that State (other than any conflict of laws rule which might result in the application of the laws of any other jurisdiction).

         IN WITNESS WHEREOF, CTRC and ILEX have caused this Agreement to be executed by their duly authorized officers as of the date set forth above.



CTRC RESEARCH FOUNDATION                           ILEX ONCOLOGY, INC.

/s/ CHARLES COLTMAN                               /s/ RICHARD LOVE
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By: Charles Coltman                               By: Richard Love
   ---------------------------                       --------------------------
Title: President                                  Title: President
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